                                                                    Exhibit 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

      The Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K") to which this notice is filed as an exhibit is incorporated by reference into the following registration statements (collectively, the "Registration Statements") filed by Enesco Group, Inc. (f/k/a Stanhome Inc.) ("Enesco") with the Securities and Exchange Commission ("SEC"), and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference: Nos. 33-11415, 33-42974, 33-50723, 33-58633,
333-11501, 333-48957, 333-68289, 333-69087, 333-75345, 333-91312 333-91318,
333-105062, 333-105063, 333-108798 and 333-108799.

      On June 15, 2002, Arthur Andersen LLP ("Arthur Andersen"), Enesco's independent public accounting firm for the year ended December 31, 2001, was convicted on federal obstruction of justice charges arising from the U.S. Government's investigation of Enron Corp. On June 4, 2002, Enesco engaged KPMG LLP as its independent public accountants for the fiscal year 2002. Enesco has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the incorporation by reference into the above-referenced Registration Statements as having certified Enesco's consolidated financial statements for the years ended December 31, 2000 and December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, investors will not be able to assert claims against Arthur Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in Enesco's consolidated financial statements for the years ended December 31, 2000 and December 31, 2001 or any omissions to state a material fact required to be stated therein.

      To the extent provided in Section 11(b) (3)(c) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Enesco's officers and directors, may still rely on Arthur Andersen's oiginal audit reports as being made by an expert for the purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.